Exhibit 99.1

P.O. Box 4323
Houston, TX 77210
(713) 381-6500
DUNCAN ENERGY PARTNERS’ UNITHOLDERS APPROVE MERGER
WITH ENTERPRISE PRODUCTS PARTNERS
     Houston, Texas (Wednesday, September 7, 2011) — Duncan Energy Partners L.P. (NYSE: DEP) (“DEP”) and Enterprise Products Partners L.P. (NYSE: EPD) (“EPD”) today announced that the DEP unitholders have approved the merger of DEP with a subsidiary of EPD. Over 99.9 percent of the DEP common units that voted were cast in favor of the merger, representing approximately 77.3 percent of DEP’s total outstanding common units as of the record date. Over 99.6 percent of the votes cast by the “Duncan Unaffiliated Unitholders” (as defined in the agreement and plan of merger) were also cast in favor of the merger.
     The partnerships expect the merger to be completed later today on September 7, 2011, resulting in DEP unitholders being entitled to receive 1.01 EPD common units for each DEP common unit they own. Cash will be paid to DEP unitholders in accordance with the merger agreement in lieu of any fractional units they otherwise would have been entitled to receive. As a result of the merger completion, common units of DEP will cease trading at the close of today’s business. EPD common units will continue to be traded on the New York Stock Exchange under the ticker “EPD.”
     Enterprise Products Partners L.P. is the largest publicly traded partnership and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. EPD’s assets include approximately 50,200 miles of onshore and offshore pipelines; approximately 192 million barrels of storage capacity for NGLs, refined products and crude oil; and 27 billion cubic feet of natural gas storage capacity. Services include: natural gas transportation, gathering, processing and storage; NGL fractionation, transportation, storage, and import and export terminaling; crude oil and refined products storage, transportation and terminaling; offshore production platform; petrochemical transportation and storage; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico. For additional information, visit www.enterpriseproducts.com.
     This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical fact, included herein that address activities, events, developments or transactions that EPD expects, believes or anticipates will or may occur in the future, including anticipated benefits and other aspects of such activities, events, developments or transactions, are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including required approvals by regulatory agencies, the possibility that the anticipated benefits from such activities, events, developments or transactions cannot be fully realized, the possibility that costs or difficulties related thereto will be greater than expected, the impact of competition and other risk factors included in the reports filed with the Securities and Exchange Commission by EPD. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Except as required by law, EPD does not intend to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.
Contacts: Randy Burkhalter, Investor Relations (713) 381-6812 or (866) 230-0745
Rick Rainey, Media Relations (713) 381-3635
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